Exhibit 99

Dr. Amy Alving Joins Pall Corporation Board of Directors

Port Washington, NY, April 28, 2010 – Pall Corporation (NYSE:PLL) today announced that its Board of Directors elected Amy E. Alving, Ph.D as Director effective April 23, 2010. The election followed the Board's vote to amend the Company's bylaws to increase the number of directors to twelve.

Dr. Alving, 47, is the Chief Technology Officer and a Senior Vice President at Science Applications International Corporation (SAIC). SAIC (NYSE: SAI) is a $10.8 billion scientific, engineering and technology applications company that “solves problems of vital importance to the nation and the world, in national security, energy and the environment, critical infrastructure, and health.”

Dr. Alving leads SAIC's Office of Technology which is responsible for the creation, communication and implementation of SAIC's technical and scientific vision and strategy. She joined SAIC in 2005 as the Chief Technology Officer for the Engineering, Training and Logistics Group and later served as the Corporate Chief Scientist. She has a broad background in industry, government and academia, with over 15 years of experience in the areas of technology and national security.

Prior to joining SAIC, she served as the Director of the Special Projects Office at the Defense Advanced Research Projects Agency (DARPA) where she was a member of the Senior Executive Service. In this role she was responsible for strategic planning, operations, finances, security, program development and execution. Earlier, Dr. Alving was a White House Fellow serving at the Department of Commerce.

Dr. Alving graduated from Stanford University with a B.S. in mechanical engineering and from Princeton University with a Ph.D. in mechanical and aerospace engineering. She is a member of the Naval Research Advisory Committee and has been a member or advisor to the Army Science Board, Defense Science Board and National Academies studies. She is also a member of the Council on Foreign Relations.

Eric Krasnoff, Pall Corporation Chairman and CEO, said, “We are honored to welcome Dr. Alving to the Pall Corporation Board of Directors. Her varied experiences match up well with Pall's many markets. We look forward to her contributions to our Company for many years to come.”

About Pall Corporation

Pall Corporation (NYSE: PLL) is a filtration, separation and purification leader providing Total Fluid ManagementSM solutions to meet the critical needs of customers in biopharmaceutical; hospital, transfusion and veterinary medicine; energy and alternative energy; electronics; municipal and industrial water; aerospace; transportation and broad industrial markets. Together with our customers, we foster health, safety and environmentally responsible technologies. The company’s engineered solutions enable process and product innovation and minimize emissions and waste. Pall Corporation, with total revenues of $2.3 billion for fiscal 2009, is an S&P 500 company with more than 10,000 employees serving customers worldwide. Pall has been named a top "green company" by Newsweek magazine. To see how Pall is helping enable a greener and more sustainable future, visit www.pall.com.

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Editor’s Notes:

Dr. Alving resides in McLean, VA, with her husband, Lt. Gen. Dan Leaf (US Air Force, retired).

A high resolution photo of Dr. Amy Alving is available at http://news.pall.com/images/10005/Amy_Alving_HR.jpg

Pall Corporation
Patricia Iannucci
V.P. Investor Relations & Corporate Communications
Telephone: 516-801-9848
Email: piannucci@pall.com